EXHIBIT 99.2

Stabilis Energy, LLC

Consolidated Balance Sheets

(In thousands, excluding unit amounts)

(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$2,917	$1,247
Accounts receivable-trade	4,960	4,359
Inventory	47	106
Prepaid expenses and other current expenses	1,406	2,115
Due from related parties	6	22

Total current assets	9,336	7,849
Property, plant and equipment, net	63,605	66,606
Operating right-of-use assets	497	—
Other noncurrent assets	250	250

Total assets	$73,688	$74,705

Liabilities and Members’ Equity
Current liabilities:
Current portion of long-term debt	$2,500	$2,500
Current portion of capital lease obligations—related parties	5,089	3,879
Current portion of operating lease obligations	276	—
Short-term notes payable	161	121
Deferred revenue	779	93
Due to related parties	—	724
Customer deposits	—	29
Accounts payable	2,418	1,838
Accrued liabilities	4,110	2,913

Total current liabilities	15,333	12,097
Long-term debt, net of current portion	6,577	6,577
Operating lease obligations, net of current portion	226	—
Capital lease obligations,—related parties, net of current portion	485	3,367

Total liabilities	22,621	22,041
Members’ capital:
Members’ capital	68,257	68,257
Accumulated deficit	(18,720)	(16,916)

Total members’ capital	49,537	51,341
Non-controlling interest in Stabilis Energy, LLC	1,530	1,323

Total capital	51,067	52,664

Total liabilities and members’ capital	$73,688	$74,705

The accompanying notes are an integral part of the consolidated financial statements.

Stabilis Energy, LLC

Consolidated Statements of Operations

(In thousands, excluding unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
LNG product	$8,699	$7,047	$18,953	$14,898
Rental, service and other	2,396	1,644	5,117	3,667

Total revenues	11,095	8,691	24,070	18,565
Operating Expenses:
Costs of revenue (exlcudes depreciation as reported separately)
Costs of lng product	5,616	5,762	13,098	11,948
Costs of rental, service and other	1,696	1,299	3,110	2,355
Selling, general and administrative expenses	2,211	1,515	4,203	3,060
Depreciation expense	2,294	2,215	4,585	4,383

Total operating expenses	11,816	10,791	24,995	21,746
Other Operating Income (Loss):
Total other operating income	—	—	—	—

Income (loss) from operations	(722)	(2,100)	(926)	(3,180)

Other Income (Expense):
Interest expense	(296)	(1,170)	(608)	(2,280)
Gain (loss) on disposal of fixed assets	—	(327)	—	162
Other income	(19)	154	(63)	352

Total other expense	(315)	(1,343)	(671)	(1,765)
Net income (loss)	(1,037)	(3,444)	(1,597)	(4,946)

Net income (loss) attributable to noncontrolling interests	28	(157)	207	46

Net income (loss) attributable to Stabilis Energy, LLC	$(1,066)	$(3,287)	$(1,804)	$(4,991)

The accompanying notes are an integral part of the consolidated financial statements.

Stabilis Energy, LLC

Condensed Consolidated Statement of Changes in Members’ Capital

(In thousands, excluding unit amounts)

(Unaudited)

	Members’ capital		Accumulated Deficit	Total Members’ Capital	Non-controlling Interest	Total Capital
	Units	Amount
Balance as of December 31, 2017	1,000	$19,514	$(5,872)	$13,642	$1,365	$15,007
Net income (loss)	—	—	(1,704)	(1,704)	202	(1,502)

Balance as of March 31, 2018	1,000	$19,514	$(7,576)	$11,938	$1,567	$13,505

Net loss	—	—	(3,287)	(3,287)	(157)	(3,444)

Balance as of June 30, 2018	1,000	$19,514	$(10,863)	$8,651	$1,410	$10,061

				Total Members’ Capital
	Members’ capital		Accumulated Deficit		Non-controlling Interest	Total Capital
	Units	Amount
Balance as of December 31, 2018	1,000	$68,257	$(16,916)	$51,341	$1,323	$52,664

Net income (loss)	—	—	(738)	(738)	179	(560)

Balance as of March 31, 2019	1,000	$68,257	$(17,654)	$50,603	$1,502	$52,104

Net income (loss)	—	—	(1,066)	(1,066)	28	(1,037)

Balance as of June 30, 2019	1,000	$68,257	$(18,720)	$49,537	$1,530	$51,067

The accompanying notes are an integral part of the consolidated financial statements.

Stabilis Energy, LLC

Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(1,597)	$(4,946)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	4,585	4,383
Change in operating assets and liabilities:
Accounts receivable	(601)	(1,565)
Due to/from related parties	(708)	1,483
Inventory	59	(17)
Prepaid expenses and other assets	709	(618)
Accounts payable	580	988
Accrued liabilities	1,852	125

Net cash provided by (used in) operating activities	4,879	(167)

Cash flows from investing activities:
Acquisition of fixed assets	(1,577)	(819)
Proceeds on sales of fixed assets	—	800

Net cash used in investing activities	(1,577)	(19)

Cash flows from financing activities:
Payments on long-term borrowings from related parties	(1,672)	(19)
Proceeds from short-term notes payable	216	408
Payments on short-term notes payable	(176)	(244)

Net cash provided by or (used in) financing activities	(1,632)	145

Net increase (decrease) in cash and cash equivalents	1,670	(41)
Cash and cash equivalents, beginning of year	1,247	1,489

Cash and cash equivalents, end of year	$2,917	$1,448

The accompanying notes are an integral part of the consolidated financial statements.

(1) General and Basis of Presentation

(a) General

Stabilis Energy, LLC is a Texas Limited liability company (“the Company”) formed in 2013 to produce, market, and sell liquefied natural gas (“LNG”). The Company also resells liquefied natural gas from third parties and provides services, transportation, and equipment to customers.

The Company is a supplier of LNG to the industrial, midstream, and oilfield sectors in North America and provides turnkey fuel solutions to help industrial users of diesel and other crude-based fuel products convert to LNG, resulting in reduced fuel costs and improved environmental footprint. The Company opened a 120,000 gallons per day (“gpd”) LNG production facility in George West, Texas in January 2015 to service industrial and oilfield customers in Texas and the greater Gulf Coast region. The Company owns a second liquefaction plant capable of producing 25,000 gpd that is being relocated. The Company is vertically integrated from LNG production through distribution and cryogenic equipment rental.

On February 28, 2017, the Company acquired Prometheus Energy Group Incorporated (“Prometheus”) in a transaction between entities under common control and Prometheus became an 80% owned subsidiary of the Company. Because the entities are under common control, the assets and liabilities of Prometheus were transferred to the Company at their historic cost.

Prometheus markets and distributes LNG for off road, high horsepower applications. Prometheus provides LNG and service solutions to users in the oil and gas, mining, remote and temporary power, mobile on-site refueling, processing and other industrial markets as a low-cost fuel source for operations in North America. Prometheus owns and utilizes a fleet of cryogenic transportation, storage and vaporization trailers and related equipment. Prometheus business includes logistics, delivery, on-site storage and vaporization, and operation, project management and maintenance services for its customers. Prometheus primarily provides LNG fuel supply solutions for off-pipeline fuel users to multiple industrial markets as a replacement of oil derived fuels such as diesel and propane. Prometheus supplies its contracted customers with LNG from third party suppliers.

On November 28, 2018, the Company’s members and related party creditors entered into a two-step Contribution and Exchange Agreement to form LNG Investment Company, LLC (“LNG Investment”) and restructure the capitalization of the Company. On November 30, 2018, the members contributed 1,000 membership units in the Company to LNG Investment in exchange for 2,000 Class B units in LNG Investment. The contribution and exchange of units resulted in the Company becoming a wholly owned subsidiary of LNG Investment. Subsequently, the related party creditors of the Company and holders of an aggregate net carrying amount of $48.7 million of indebtedness, each contributed their individual indebtedness to LNG Investment in exchange for Class A units in proportion to their percentage of indebtedness in total. An aggregate of 4,874.28 Class A units were issued by LNG Investment to the related party creditors of the Company.

On December 17, 2018, the Company entered into a definitive share exchange agreement with American Electric Technologies, Inc. (“AETI”) to enter into a business combination transaction. At the closing, the Company’s owners will contribute 100% of their outstanding membership units to AETI in exchange for AETI common stock resulting in the Company and its subsidiaries becoming a wholly-owned subsidiary of AETI.

On July 26, 2019 (the “Effective Date”), we completed the business combination transaction (the “Share Exchange”) by which American Electric Technologies, Inc., a Florida corporation (“American Electric”) acquired 100% of the outstanding limited liability company interests of Stabilis Energy, LLC from LNG Investment Company, LLC, a Texas limited liability company (“Holdings”) and 20% of the outstanding limited liability company interests of PEG Partners, LLC, a Delaware limited liability company (“PEG”) from AEGIS NG LLC, a Texas limited liability company (“AEGIS”). The remaining 80% of the outstanding limited liability company interests of PEG were owned directly by Stabilis Energy, LLC. As a result, Stabilis Energy, LLC became the 100% directly-owned subsidiary and Prometheus became the 100% indirectly-owned subsidiary of American Electric. Under the Share Exchange Agreement entered into on December 17, 2018 and amended on May 8, 2019, (as amended, the “Share Exchange Agreement”), American Electric issued 105,558,606 shares of common stock to acquire Stabilis Energy, LLC, which represented 90% of the total amount of the common stock of American Electric which was issued and outstanding as of the Effective Date. The proposed transaction was approved by the shareholders of American Electric at a Special Meeting of Stockholders. The transaction closed on July 26, 2019. The Share Exchange resulted in a change of control of American Electric to control by Casey Crenshaw by virtue of his beneficial ownership of 88.4% of the common stock of American Electric to be outstanding as of the Effective Date.

(b) Basis of Presentation

The accompanying interim unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries Stabilis Energy Services, LLC, and Stabilis Oilfield Investment Company, LLC and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s consolidated financial position as of June 30, 2019, and results of operations for the six months ended June 30, 2019 and 2018, and cash flows for the six months ended June 30 , 2019 and 2018. All intercompany accounts and transactions have been eliminated in consolidation. The results of operations for the six months periods ended June 30, 2019 and 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any other interim period or for any future year.

Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted, but the resultant disclosures contained herein are in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as they apply to interim reporting. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements as of and for the year ended December 31, 2018.

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), effective January 1, 2017, which requires the Company to make certain disclosures if it concludes that there is substantial doubt about the entity’s ability to continue as a going concern within one year from the date of the issuance of these financial statements. The Company has incurred recurring operating losses and has negative working capital. The Company is subject to substantial business risks and uncertainties inherent in the current LNG industry. There is no assurance that the Company will be able to generate sufficient revenues in the future to sustain itself or to support future growth.

These factors were reviewed by management to determine if there was substantial doubt as to the Company’s ability to continue as a going concern. Management concluded that its plan to address the Company’s liquidity issues would allow it to continue as a going concern. Those plans include projected positive cash flows from operations and the majority member’s intent and ability to support operations if required.

Cash flows from operations have continued to improve due to sales volumes and reduced operating costs. Management believes that its business will continue to grow and will generate sufficient cash flows to fund future operations.

On November 30, 2018, related party debt holders converted $48.7 million of debt to equity to improve the Company’s financial position and reduce its future debt service requirements. Additionally, in August 2017 the Company negotiated and amended to its promissory note to Chart Industries. This amendment reduced and extended its mandatory debt service payments to provide future payments that management believes are sustainable based on current and projected operating performance.

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include the carrying amount of contingencies, and valuation allowances for receivables, inventories, and deferred income tax assets. Actual results could differ from those estimates, and these differences could be material to the consolidated financial statements.

(2) Recent Accounting Pronouncements

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. Under the amendments in this Update, a private company (reporting entity) may elect not to apply VIE guidance to legal entities under common control (including common control leasing arrangements) if both the parent and the legal entity being evaluated for consolidation are not public business entities. The accounting alternative provides an accounting policy election that a private company will apply to all current and future legal entities under common control that meet the criteria for applying this alternative. In other words, the alternative cannot be applied to select common control arrangements that meet the criteria for applying this accounting alternative. If the alternative is elected, a private company should continue to apply other consolidation guidance, particularly the voting interest entity guidance, unless another scope exception applies. Under the accounting alternative, a private company should provide detailed disclosures about its involvement with and exposure to the legal entity under common control. The amendments in ASU No. 2018-17 are effective for a private company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities are required to apply the amendments in this Update retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The Company is currently evaluating this guidance and believes the adoption is not expected to have a material impact on the Company’s consolidated financial statements.

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-11 provides entities with an additional (and optional) transition method to adopt the new lease standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with current U.S. GAAP (Topic 840, Leases). ASU No. 2018-11 also provide lessors with a practical expedient, by class of underlying asset, to not separate non-lease components from the associated lease component and, instead, to account for those components as a single component if the non-lease components otherwise would be accounted for under the new revenue guidance (Topic 606) and certain criteria are met: If the non-lease component or components associated with the lease component are the predominant component of the combined component, an entity is required to account for the combined component in accordance with Topic 606. Otherwise, the entity must account for the combined component as an operating lease in accordance with Topic 842. The amendments in ASU No. 2018-11 are effective at the same time as the amendments in ASU No. 2016-02 discussed below.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. ASU No. 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of a business or as acquisitions (or disposals) of assets. ASU No. 2017-01 is effective for annual periods beginning after December 15, 2018, with early adoption permitted under certain circumstances. The amendments of ASU No. 2017-01 were adopted by the Company in 2018 and will be applied prospectively.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of- use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under this new guidance, lessees are required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with lease terms of more than 12 months. We adopted this new standard as of January 1, 2019 using the modified retrospective transition method, applying the new standard to leases in place as of the adoption date. Prior periods have not been adjusted.

In May 2014, the FASB ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual reporting periods beginning after December 15, 2018. The Company adopted the provisions of ASU No. 2014-09 as of January 1, 2018 and the adoption did not have a material effect on the consolidated financial statements.

(3) Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This ASU supersedes the revenue recognition requirements in FASB ASC Topic 605, “Revenue Recognition”, and most industry-specific guidance and creates ASC Topic 606. This ASU provides guidance that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. On January 1, 2018, the Company adopted ASC 606 on a modified retrospective basis and applied the guidance to all of its contracts. As a result of the Company’s adoption, there were no changes to the timing of the recognition or measurement of revenue, and there was no cumulative effect of adoption as of January 1, 2018. Therefore, the only changes to the financial statements related to the adoption is in the footnote disclosures as included herein.

Revenue is measured as consideration specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. Amounts are billed upon completion of service or transfer of a product and are generally due within 30 days.

Revenues from contracts with customers are disaggregated into (1) LNG product and (2) Rental, service, and other.

LNG Product revenue generated includes the revenue from the product and delivery of the LNG to our customer’s location. Product contracts are established by agreeing on a sales price or transaction price for the related item. Revenue is recognized when the customer has taken control of the product. Payment terms for product contracts are generally within thirty days from the receipt of the invoice. Product revenue is recognized upon delivery of the related item to the customer, at which point the customer controls the product and the Company has an unconditional right to payment.

Rental and Service revenue generated by the Company includes equipment and people provided to the customer to support the use of LNG in their application. Rental contracts are established by agreeing on a rental price or transaction price for the related piece of equipment and the rental period which is generally daily or monthly. The Company maintains control of the equipment that the customer uses and can replace the rented equipment with similar equipment should the rented equipment become inoperable or the Company chooses to replace the equipment for maintenance purposes. Revenue is recognized as the rental period is completed and for periods that cross month end, revenue is recognized for the portion of the rental period that has been completed to date. Payment terms for rental contracts are generally within thirty days from the receipt of the invoice. Performance obligations for rental revenue are considered to be satisfied as the rental period is completed based upon the terms of the related contract. Service revenue generated by the Company consists of mobilization and demobilization of equipment and onsite technical support while customers are consuming LNG in their applications. Service revenue is billed based on contractual terms that can be based on an event (i.e. mobilization or demobilization) or an hourly rate. Revenue is recognized as the event is completed or work is done. Payment terms for service contracts are generally within thirty days from the receipt of the invoice. Performance obligations for service revenue are considered to be satisfied as the event is completed or work is done per the terms of the related contract.

All outstanding accounts receivable, net of allowance, on the consolidated balance sheet are typically due and collected within the next 30 days.

The table below presents the Company’s revenue disaggregated by sources for the six months ended June 30, 2019 and 2018 (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
LNG Product	$8,699	$7,047	$18,953	$14,898
Rental, services and other	2,396	1,644	5,117	3,667

	$11,095	$8,691	$24,070	$18,565

(4) Prepaid Expenses and Other Current Assets

The Company’s prepaid expenses and other current assets consisted of the following (in thousands):

	June 30, 2019	December 31, 2018
Prepaid LNG	$227	$367
Prepaid insurance	199	174
Other Receivables	79	672
Deposits	573	578
Other	328	324

	$1,406	$2,115

(5) Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following (in thousands):

	June 30, 2019	December 31, 2018
Liquefaction plants and systems	$40,573	$39,679
Real property and buildings	1,396	1,396
Vehicles and tanker trailers and equipment	45,274	44,878
Computer and office equipment	250	238
Construction in progress	1,353	1,071
Leasehold improvements	1	1

	88,847	87,263
Less: accumulated depreciation	(25,242)	(20,657)

	$63,605	$66,606

Depreciation expense for the six months ended June 30, 2019 and 2018 totaled $4,585 thousand and $4,383 thousand respectively, of which all is included in the consolidated statements of operations as its own and separate line item.

(6) Accrued Liabilities

The Company’s accrued liabilities consisted of the following (in thousands):

	June 30, 2019	December 31, 2018
Compensation and benefits	$965	$907
Professional fees	1,049	827
LNG fuel and transportation	730	612
Accrued interest	478	220
Other taxes payable	107	100
Other operating expenses	781	247

	$4,110	$2,913

(7) Debt

The Company’s carrying value of debt consisted of the following (in thousands):

	June 30, 2019	December 31 2018
Secured Term Note Payable	$9,077	$9,077
Insurance and Other Notes Payable	161	121
Less: Amounts due within one year	(2,661)	(2,621)

Total Debt	$6,577	$6,577

Secured Term Note Payable

On September 30, 2013 Stabilis LNG Eagle Ford LLC entered into a Secured Term Note Payable with Chart Energy & Chemicals, Inc. (the “Lender”) in connection with a Master Sales Agreement whereby the Lender agreed to sell Stabilis LNG Eagle Ford LLC certain equipment for its liquefaction plant. The total value of the agreement was not to exceed $20.5 million and was billed in advances based on a “Milestone Payment Schedule”. The note contained various covenants that limit the Stabilis LNG Eagle Ford LLC’s ability to grant certain lines, incur additional indebtedness, guarantee or become contingently liable for obligations of any person except for those allowed by the lender, merge or consolidate into or with a third party or engage in certain asset dispositions and acquisitions, pay dividends or make distributions, transact with affiliates, prepayment of indebtedness, and issue additional equity interests. Further, the Master Sales Agreement is secured by $20.0 million equity interest and first lien on all plant assets including land. Borrowings bear interest on the outstanding principal at the rate of 3.0% plus the London interbank offered rate.

On May 19, 2017, the Company, purchased the remaining 49% ownership of Stabilis LNG Eagle Ford LLC and 50% ownership of FHR resulting in the ownership of 100% controlling interest therefore requiring consolidation and assumption of the related debt. Accordingly, the Secured Term Note Payable was amended on August 21, 2017 whereby only the payment terms of principal and interest were modified to be payable in eight installments as follows: (i) $2.5 million plus accrued interest due on August, 24, 2017, (ii) $2.5 million plus accrued interest due on August 24, 2018, (iii) $2.5 million plus accrued interest due on August 24, 2019, (iv) four equal payments of $1.5 million plus accrued interest on each anniversary date of August 24, 2019 thereafter, (v) and $0.6 million plus accrued interest on the remaining unpaid balance of the Amended Secured Term Note Payable on August 24, 2024. In the event all principal and interest is paid in full by August 24, 2023, an additional payment of $2.2 million is to be forgiven.

Insurance Notes Payable

The Company finances its annual commercial insurance premiums for its business and operations with a finance company. The dollar amount financed was $0.4 million for the 2018 to 2019 policy. The outstanding principal balance on the premium finance note was $0.1 million at December 31, 2018 and $$0.1 million at June 30, 2019. The renewal will occur in August 2019. The Company makes equal monthly payments of principal and interest over the term of the notes which are generally 10 months in term. The interest rate for the 2018 to 2019 insurance policy was 5.4%. The note was unsecured.

(8) Related Party Transactions

Finance Lease Obligations

During 2017, the Company refinanced its’ lease agreement with a subsidiary of TMG for equipment purchases totaling approximately $10.1 million. Under the terms of the lease agreement, the Company’s monthly payments are interest-only for the first 12 months at an annual rate of 6%. The Company will then repay 80% of the outstanding lease obligation over the remaining term of 36 months at an annual interest rate of 10%. The Company has accounted for the lease as a finance lease.

During 2018, the Company entered into lease agreements with a subsidiary of TMG to finance vehicles and machinery and equipment totaling approximately $1.5 million. Under the terms of the leases, the balance is due in equal monthly installments over 24 months at annual interest rate of 10%. The Company has accounted for the lease as a finance lease.

The Company’s carrying value of capital lease obligations to related parties consisted of the following (in thousands):

	June 30, 2019	December 31, 2018
Finance Lease Obligations with subsidiary of The Modern Group, Ltd	$5,574	$7,246
Less: Amounts due within one year	(5,089)	(3,879)

Total Finance Lease Obligations to Related Parties	$485	$3,367

Operating Leases

The Company subleases land in Fort Lupton, Colorado to a subsidiary of TMG. During the six months ended June 30, 2019 and 2018, amounts billed to TMG under the agreement totaled $6 thousand and $6 thousand, respectively. During the three months ended June 30, 2019 and 2018, amounts billed to TMG under the agreement totaled $3 thousand and $3 thousand, respectively.

The Company subleases space in Denver, Colorado to a subsidiary of TMG. During the six months ended June 30, 2019 and 2018, the Company billed $12 thousand and $25 thousand, respectively, to TMG under the agreement. During the three months ended June 30, 2019 and 2018, the Company billed $6 thousand and $15 thousand, respectively, to TMG under the agreement.

Payroll and Benefits

The Company utilizes payroll and benefit resources from TMG. During the six months ended June 30, 2019 and 2018, the Company incurred expenses of $4 thousand and $6 thousand for processing and administrative charges associated with payroll processing. During the three months ended June 30, 2019 and 2018, the Company incurred expenses of $1 thousand and $3 thousand for processing and administrative charges associated with payroll processing.

Other Purchases

The Company has issued a purchase order to Applied Cryo Technologies, Inc, (ACT) a company owned 51% by Crenshaw Family Holdings International, Inc., for equipment totaling $302 thousand. The company expects to take delivery of equipment late in 2019. The Company also paid ACT $65 thousand for equipment repairs and services.

The Company purchases supplies and services from a subsidiary of TMG. During the six months ended June 30, 2019 and 2018, purchases from TMG totaled $44 thousand and $35 thousand, respectively. During the three months ended June 30, 2019 and 2018, purchases from TMG totaled $44 thousand and $15 thousand, respectively.

(9) Members Equity

On February 11, 2013, JCH and TMG. (the “Initial Members”) of Stabilis Energy, LLC entered into a Company Agreement of Stabilis Energy, LLC (“the Agreement”) in order to regulate the Company’s affairs, conduct its business and establish the relations of its members. Under the Agreement, the Company was authorized to issue up to 1,000 membership interests.

On February 11, 2013, the Company issued 1,000 membership units ($1 par value) to the Initial Members in proportion to their respective equal ownership interests, receiving $1,000 of capital contributions. The net income, net loss or capital gains of the Company for each fiscal year is allocated to the Initial Members, pro rata in accordance with their percentage interest.

The Initial Members may authorize the creation of one or more series of members and membership interests and, additionally, may authorize the division of existing members and membership interests into series and the division of any existing or new series into two or more classes. On September 1, 2015, CFH purchased all of TMG’s membership interest in Stabilis Energy, LLC.

On February 28, 2017, JCH acquired an 80% controlling membership interest in PEG. On March 1, 2018, JCH assigned its membership interest in PEG to the Company. The acquisition was accounted for as a transaction between entities under common control and the assets and the liabilities of PEG were transferred to the Company at their historic cost to JCH and consolidated accordingly. All assets and liabilities associated with the transfer are included in the accompanying consolidated balance sheets along with non-controlling interest included in members’ equity in the amount of $1.6 million, representing a 20% membership interest in PEG held by three individuals.

On November 28, 2018, JCH, CFH, TMG and the Crenshaw’s entered into a two-step Contribution and Exchange Agreement to form LNG Investment and restructure the capitalization of the Company which resulted in the following transactions.

On November 29, 2018, the Company contributed its two notes receivable due from its chief operating officer, totaling $500 thousand as partial settlement of its outstanding indebtedness to JCH. The aggregate net carrying amount settled was $500 thousand.

On November 30, 2018, JCH and CFH, the sole members of the Company, each contributed 500 membership units in the Company having a carrying amount of $10.0 million to LNG Investment in exchange for 1,000 Class B units having a carrying amount of $10.0 million in LNG Investment. An aggregate of 2,000 Class B units were issued by LNG Investment to the Company having a carrying amount of $20.0 million. The contribution and exchange of units resulted in the Company becoming a wholly owned subsidiary of LNG Investment. Subsequently, JCH, CFH, TMG and the Crenshaw’s, the related party creditors of the Company and holders of an aggregate net carrying amount of $48.7 million of indebtedness, each contributed their individual indebtedness to LNG Investment in exchange for Class A units in proportion to their percentage of indebtedness in total. An aggregate of 4,874.28 Class A units were issued by LNG Investment to the related party creditors of the Company having a carrying amount of $48.7 million.

On December 17, 2018, the Company entered into a definitive share exchange agreement with American Electric Technologies, Inc. (“AETI”) to enter into a business combination transaction. At the closing, the Company’s owners will contribute 100% of their outstanding membership units to AETI in exchange for AETI common stock resulting in the Company and its subsidiaries becoming a wholly-owned subsidiary of AETI.

On July 26, 2019 (the “Effective Date”), we completed the business combination transaction (the “Share Exchange”) by which American Electric Technologies, Inc., a Florida corporation (“American Electric”) acquired 100% of the outstanding limited liability company interests of Stabilis Energy, LLC from LNG Investment Company, LLC, a Texas limited liability company (“Holdings”) and 20% of the outstanding limited liability company interests of PEG Partners, LLC, a Delaware limited liability company (“PEG”) from AEGIS NG LLC, a Texas limited liability company (“AEGIS”). The remaining 80% of the outstanding limited liability company interests of PEG were owned directly by Stabilis Energy, LLC. As a result, Stabilis Energy, LLC became the 100% directly-owned subsidiary and Prometheus became the 100% indirectly-owned subsidiary of American Electric. Under the Share Exchange Agreement entered into on December 17, 2018 and amended on May 8, 2019, (as amended, the “Share Exchange Agreement”), American Electric issued 105,558,606 shares of common stock to acquire Stabilis Energy, LLC, which represented 90% of the total amount of the common stock of American Electric which was issued and outstanding as of the Effective Date. The proposed transaction was approved by the shareholders of American Electric at a Special Meeting of Stockholders. The transaction closed on July 26, 2019. The Share Exchange resulted in a change of control of American Electric to control by Casey Crenshaw by virtue of his beneficial ownership of 88.4% of the common stock of American Electric to be outstanding as of the Effective Date.

(10) Employee Benefits

The Company has established a savings plan (“Savings Plan”) which is qualified under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to make contributions to the Savings Plan through salary deferrals of up to 90% of their base pay, subject to Internal Revenue Code limitations. The Company may also makes discretionary contributions to the Savings Plans, subject to limitations. For the six months ended June 30, 2019 and 2018 the Company contributed $55 and $25 thousand in matching contributions to the Savings Plan. For the three months ended June 30, 2019 and 2018 the Company contributed $28 and $13 thousand in matching contributions to the Savings Plan.

(11) Commitments and Contingencies

Environmental Matters

The Company is subject to federal, state and local environmental laws and regulations. The Company does not anticipate any expenditures to comply with such laws and regulations that would have a material impact on the Company’s consolidated financial position, results of operations or liquidity. The Company believes that its operations comply, in all material respects, with applicable federal, state and local environmental laws and regulations.

Litigation, Claims and Contingencies

The Company may become party to various legal actions that arise in the ordinary course of its business. The Company is also subject to audit by tax and other authorities for varying periods in various federal, state and local jurisdictions, and disputes may arise during the course of these audits. It is impossible to determine the ultimate liabilities that the Company may incur resulting from any of these lawsuits, claims, proceedings, audits, commitments, contingencies and related matters or the timing of these liabilities, if any. If these matters were to ultimately be resolved unfavorably, it is possible that such an outcome could have a material adverse effect upon the Company’s consolidated financial position, results of operations, or liquidity. The Company, does not, however, anticipate such an outcome and it believes the ultimate resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity. Additionally, the Company currently expenses all legal costs as they are incurred.

(12) Lease Obligations

We determine if an arrangement is a lease at inception. Leases with an initial term of 12 months or less are not recorded in our condensed consolidated balance sheet unless it is reasonably certain we will renew the lease. All leases with an initial term greater than 12 months, whether classified as operating or finance, are recorded to our condensed consolidated balance sheet based on present value of lease payments over the lease term, determined at lease commencement. Determination of the present value of lease payments requires discount rate. We use the implicit rate in the lease agreement when available. Most of our leases do not provide an implicit interest rate: therefore, we use a weighted average borrowing rate based on the information available at the commencement date.

Our lease portfolio primarily consists of operating leases for certain, facilities, office spaces and equipment.    Our leases have remaining terms of 1 year to 5 years and may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. The operating lease asset also includes any upfront lease payments made and excludes lease incentives and initial direct cost incurred. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

The following table summarized the supplemental balance sheet information related to lease assets and lease liability obligations as of June 30, 2019 (in thousands, unaudited):

	Classification
Assets
Operating lease assets	Operating lease right-of-use assets	$497
Finance lease assets	Property and equipment, net of accum depreciation	9,550

Total lease assets		10,047

Liabilities
Current
Operating	Current portion of operating lease obligations	$276
Finance	Current portion of capital lease obligation	5,089
Noncurrent
Operating	Operating lease liabilities	226
Finance	Capital lease obligations,—related parties, net of current portion	485

Total lease liabilities		$6,076

The following table summarizes the components of lease expenses for the three months ended June 30, 2019 (in thousands, unaudited):

		Three Months Ended June 30,		Six Months Ended June 30,
Lease Cost	Classification	2019	2018	2019	2018
Operating lease cost	Cost of sales and Selling, general and administrative expenses	$95	$—	$95	$—
Finance lease cost
Amortization of leased assets	Cost of operations	292	249	584	498
Interest on lease liabilities	Interest expense	166	179	340	366

Net lease cost		$553	$428	$1,019	$864

In 2014, the Company entered into a five year non-cancelable operating lease for an office in Denver, Colorado. In January 2019, the Company amended its operating lease for the Denver, Colorado office relocating to smaller office suite and reducing the lease expense for the remainder of the term. The total rent expense incurred under the lease for the six months ended June 30, 2019 and 2018 totaled $60 thousand and $120 thousand, respectively. In February of 2018, the Company began to sublease a portion of the office space to a subsidiary of TMG for $5 thousand a month through December 2018 and $2 thousand a month beginning January 2019 (see Note 10) Related Party Transactions for further discussion).

In December 2018, the Company entered into a one year lease for equipment used at our liquefaction plant in George West, Texas. The lease called for monthly payments of $13 thousand through December 31, 2019.

In January 2019, the Company extended its lease for one year for yard space from an unrelated party in Fort Lupton, Colorado. The lease called for monthly payments of $2,000 through December 31, 2019. The Company subleased the yard space to a subsidiary of TMG during 2018 (see Note 10) Related Party Transactions for further discussion).

The Company leases certain buildings and facilities, including office space in Bellevue, Washington; Houston, Texas; and certain equipment under non-cancellable operating leases expiring at various dates through 2022.

The following schedule presents the future minimum lease payments for our operating and finance obligations at June 30, 2019 (in thousands):

	Operating leases	Finance leases	Total
Remainder 2019	$158	$2,282	$2,440
2020	189	3,950	4,139
2021	138	—	138
2022	17	—	17

Total lease payments	502	6,232	6,734
Less: Interest	—	(658)	(658)

Present value of lease liabilities	$502	$5,574	$6,076

Lease term and discount rates for our operating and finance lease obligations are as follows:

Lease Term and Discount Rate	June 30, 2019
Weighted-average remaining lease term (years)
Operating leases	1.5
Finance leases	1.0
Weighted-average discount rate
Operating leases	7.3%
Finance leases	9.9%

The following table summarizes the supplemental cash flow information related to leases as of June 30, 2019:

Other information	June 30, 2019 (In thousands)
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$95
Operating cash flows from finance leases	1,672
Financing cash flows from finance leases	340
Noncash activities from right-of-use assets obtained in exchange for lease obligations:
Operating leases	$497

(13) Subsequent Events

On August 5, 2019, we announced that Chart Industries, Inc. (“Chart”) plans to invest up to $7.0 million for 1.5million shares of common stock in Stabilis through extinguishment of existing debt. This transaction closed on August 30, 2019. The investment by Chart will reduce our financial leverage and enable us to be in a better position to pursue North American small-scale LNG growth.

On August 16, 2019, the Company secured a $5.0 million loan from a subsidiary of TMG. The Company paid a $125 thousand loan origination fee and will incur a 6% per annum interest rate through December 10, 2020 and 12% per annum thereafter. The debt payments are interest only through December 2020 followed by monthly principal and interest payments through December of 2022. The debt is secured by certain pieces of the Company’s equipment valued at $5 million.

On August 21, 2019, we announced that the Company has completed the acquisition of privately held Diversenergy, LLC and the formation of a joint venture with CryoMex Investment Group LLC (“CryoMex”) to pursue investments in LNG and compressed natural gas (CNG) assets in Mexico. CryoMex is led by Grupo CLISA, a Monterrey, Mexico-based developer and operator of businesses in multiple end markets including energy. The transaction as structured as an equity purchase with Diversenergy’s owners receiving cash and Stabilis common stock consideration.